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                                  EXHIBIT 10.5

          EMPLOYMENT AGREEMENT BETWEEN LIVING CENTERS OF AMERICA, INC.  AND
                             CHARLES B. CARDEN





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                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated this 13th day of December , 1996, by and between LIVING CENTERS OF AMERICA, INC., a Delaware corporation (the "Employer"), and CHARLES B. CARDEN (the "Employee");

                              W I T N E S S E T H:

     For and in consideration of the agreement of the Employer to employ the Employee at the salary and upon the terms and conditions herein set forth, and the Employee's agreement to accept such employment and to serve the Employer for such salary and on such terms and conditions, the parties hereto hereby agree as follows:

     1. Employment. Employer hereby employs the Employee, and Employee hereby accepts employment upon the terms and conditions set forth in this Employment Agreement effective as of October 1, 1996.

     2. Duties. The Employer agrees to employ the Employee and the Employee agrees to accept employment by the Employer and to serve the Employer, in such capacities and with such powers and duties as may from time to time be determined by the Chief Executive Officer of the Employer, on a basis involving the Employee's full working time. It is anticipated that in performing such services the Employee will serve as Executive Vice President and Chief Financial Officer of the Employer, but such title or office shall in no way diminish or inhibit the authority of the Chief Executive Officer of the Employer to reasonably enlarge or restrict the duties and functions of the Employee. Such duties shall be performed in Houston, Texas and at such other places as the Chief Executive Officer may reasonably require without necessitating any change in the Employee's place of residence.



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     3. Annual Compensation. As his compensation for services to the Employer under this Employment Agreement, in whatever capacity or capacities rendered, the Employer shall pay to the Employee during the term of this Employment Agreement a salary, in the aggregate of Two Hundred Forty Thousand Dollars ($240,000.00) per year, plus such increases as may be granted by the Board of Directors, ("Annual Compensation"), payable bi-weekly, subject only to such payroll and withholding deductions as may be required by law. The Employee shall be reimbursed for all of the actual costs and expenses incurred by him in the performance of his services and duties hereunder, including travel and entertainment expenses.

     4. Bonuses, Stock Options and Other Benefits. The Employee shall participate in the Employer's Management Incentive Bonus Plan ("MIB Plan"), 1992 Stock Option Plan, Executive Benefits Plan, Employee Stock Purchase Plan, all of which as may be amended from time to time, and other present or future benefits provided for other employees of the Employer. The Annual Compensation to be paid to the Employee shall not operate as a limitation upon or as a direction against the exercise by the Board of Directors of the Employer of its power and discretion to grant bonuses, options, awards or other additional direct or indirect benefits to or on behalf of the Employee if, in the judgment of such Board of Directors, such action is in the best interest of the Employer.

     5. Term and Termination.

        5.1 This Employment Agreement shall be for a term of two (2) years, commencing on the effective date hereof. The term shall be extended for additional one (1) year periods on the anniversary date of each one year period of the term with the Employee's consent and the approval of the Board of Directors. This Employment Agreement may be terminated at will, with or without cause, by the Employer prior to the expiration of such term upon thirty (30)



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days written notice of election so to terminate; provided, however, that if this Employment Agreement is terminated by the Employer without good cause prior to the expiration of the three year term, the Employee's Annual Compensation hereunder shall continue for the remainder of the two(2) year term and the Employee shall be paid his prorata bonus pursuant to the MIB Plan for the fiscal year in which this Employment Agreement is terminated.

        5.2 Termination for "good cause" shall include termination for such things as fraud or dishonesty, willful failure to perform assigned duties, willful violation of the Employer's Business Conduct Policy, or intentionally working against the best interest of the Employer.

     6. Extent of Services. Consistent with his obligations hereunder, the Employee shall regulate his own hours of employment, performing the duties assigned to him from time to time by the Chief Executive Officer of the Employer to the best of his ability and with reasonable care and diligence.

     7. Obligations Surviving Employment.

        7.1 Employer is an operator of long-term health care centers and provides long term care and assisted living services, and rehabilitation therapy services, and pharmaceutical and infusion therapy services and supplies throughout various states. It has a valuable, special, unique and proprietary interest in its various business methods and systems, which include, but are not limited to, strategic operating plans and budgets, policy and procedure manuals, computer programs, financial forms and information, supplier information, accounting forms and procedures, personnel policies, information on the needs of residents, techniques and methods of operation, prospects, research and data developed by or for the benefit of the Employer, and information relating to strategic plans, revenues, costs, profits and the financial condition of the Employer, and all other information developed by or for the benefit of the Employer, all of which



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information is considered by the Employer to be confidential trade secrets
("Confidential Information"), to the extent such information is not publicly disclosed.

        7.2 The Employer may, pursuant to Employee's employment hereunder, provide and confide to Employee, and Employee will have access to the Employer's Confidential Information, which were developed at great expense by or on behalf of the Employer, all of which Employee recognizes and acknowledges to be unique valuable and confidential assets of the Employer. Further, as an adjunct of Employee performing his duties hereunder, Employee may develop additional information, techniques and programs for the Employer which Employee agrees shall be the sole and exclusive property of the Employer. Employee agrees that he shall not, and he shall not, during or after the term of employment hereunder, directly or indirectly, in any manner, utilize, disclose or otherwise divulge to any person, firm, corporation, association or other entity engaged in the same business as Employer, for any reason whatsoever, any such Confidential Information or other such information, techniques, methods of operations, or programs, whether developed by him on behalf of, or by the Employer independent of Employee, which is not generally known to the public or recognized as standard practice in the industry in which the Employer shall be engaged.

        7.4 This Employment Agreement by Employee shall cover and be enforceable by the Employer in all states in which the Employer is engaged in business at the termination of Employee's employment or has been so engaged at any time during the term hereof. For purposes of this Article 7, the term "Employer" shall include the Employer as herein defined and any direct or indirect subsidiary or affiliate.


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     8. Remedies.

        8.1 Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Article 7 hereof the Employer will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy solely by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, the Employer shall be entitled to, in addition to all such other legal and equitable remedies as may be available to the Employer, an injunction before trial from any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, restraining Employee from such violation or threatened violation. Nothing herein contained shall be construed as limiting or prohibiting the Employer from pursuing other remedies available to the Employer therefor, including recovery of money damages through an action at law against Employee. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

        8.2 In the event a legal action is filed by either party to enforce its rights under this Employment Agreement, the prevailing party shall be reimbursed by the other party for the prevailing party's reasonable enforcement costs, including without limitation, attorneys' fees and costs of investigation and court.

     9. Change of Control of the Employer. In the event of a change of control of the Employer and either the Employee's (a) involuntary termination by the Employer or (b) voluntary termination for good cause after a change of control, then the Employee shall be entitled to receive a lump sum payment from the Employer of an amount equal to two times (i) Employee's Annual

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base salary in effect at the date of termination plus (ii) Employee's base bonus for Employee's grade as of the date of termination as set forth in Employer's policy statement on the Management Incentive Bonus Program. For purposes of this Article 9 "voluntary termination for good cause after a change of control" shall include within the six month time period after a change of control, a change in title or working responsibilities. For purposes of this
Article 9, "change of control" is the occurrence of one or more of the following events: (i) any person or entity, together with all associates of such person or entity, becomes the beneficial owner of 30% or more of the Employer's outstanding common stock, except where such person or entity is bound by the terms of a standstill agreement under which the parties cannot acquire more than 30% of the outstanding common stock or (ii) during any two year period, directors serving at the beginning of such period cease for any reason to constitute a majority of the directors serving, unless the election of at least 75% of the new directors was approved by at least 75% of the directors in office at the time of election.

     10. Binding Effect. The respective rights and obligations of the Employer and the Employee under this Employment Agreement shall inure to the benefit of and shall be binding upon the Employer and the Employee and the respective successors and assigns of the Employer. This Employment Agreement shall not be assignable by the Employee. As used herein, the term "successors and assigns" shall include any corporation or corporations which acquire all or substantially all of the assets and businesses of the Employer whether by purchase, merger, consolidation or otherwise.

     11. Applicable Law. This Employment Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

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     IN WITNESS WHEREOF, the Employer and the Employee have executed this
Employment Agreement in duplicate originals as of the date first above written.


                                        LIVING CENTERS OF AMERICA, INC.



/s/ Charles B. Carden                   By: /s/ Edward L. Kuntz
-----------------------------------        -----------------------------------
CHARLES B. CARDEN                       Name:  Edward L. Kuntz
"EMPLOYEE"                              Title: Chairman and Chief Executive
                                               Officer
                                        "EMPLOYER"



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